EXHIBIT 99.(a)(1)

           Cover Letter to Offer to Purchase and Letter of Transmittal

May 16, 2006

To:  The Members of GAM Avalon Lancelot, LLC

            IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY
          INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS
                 SIMPLY NOTIFICATION OF THE FUND'S TENDER OFFER.

Dear Member:

We are writing to inform you of important dates related to the tender offer by GAM Avalon Lancelot, LLC (the "Fund"). If you are not interested in selling your limited liability company interests at this time, please disregard this notice and take no action.

The tender offer period for the Fund will begin on May 16, 2006 and end on June 14, 2006. The purpose of the tender offer is to provide liquidity to members who hold units of limited liability company interests ("Units"). Units can be redeemed by means of a tender offer only during an announced tender offer.

Should you wish to sell any of your Units during the tender offer period, please complete and return the enclosed Letter of Transmittal (the last page will suffice) to be received by the Fund's Administrator, PFPC, Inc., no later than June 14, 2006. If you do not wish to sell Units, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO REDEEM AT THIS TIME.

All requests to tender Units MUST BE RECEIVED by the Fund's Administrator either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by JUNE 14, 2006. If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal with the Fund's Administrator by calling the number below.

If you have any questions, please (i) refer to the enclosed Offer to Purchase, which contains additional important information about the tender offer, (ii) call your financial adviser or (iii) contact the Fund's Administrator at (866) 211-4521 by phone or (302) 793-8201.

Sincerely,

/s/ Joseph Gieger
-------------------
Joseph Gieger
Managing Director - Americas
GAM Services Inc.